Filed pursuant to Rule 433

dated August 6, 2026

Relating to

Preliminary Pricing Supplement dated August 6, 2026

(“Preliminary Pricing Supplement”)

to Prospectus Supplement dated January 5, 2026 and

Prospectus dated November 13, 2023

Registration Statement No. 333-275512

Pricing Term Sheet for 5.400% Secured Medium-Term Notes, Series R, due August 1, 2036

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: August 6, 2026

Original Issue Date/Settlement Date: August 10, 2026, which is the second business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery will be required, because the Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $650,000,000

Price to Public: 99.986% of Principal Amount, plus accrued interest, if any, from August 10, 2026 if settlement occurs after that date

Interest Rate: 5.400% per annum

Interest Payment Dates: February 1 and August 1, commencing February 1, 2027

Optional Redemption: As specified in the Preliminary Pricing Supplement. Make whole amount prior to May 1, 2036 to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%).

Right to Redeem for Tax Credit Event: As specified in the Preliminary Pricing Supplement.

Maturity Date: August 1, 2036

CUSIP: 74456QCZ7

Joint Book-Running Managers:

BNP Paribas Securities Corp. ($102,375,000)

CIBC World Markets Corp. ($102,375,000)

PNC Capital Markets LLC ($102,375,000)

Scotia Capital (USA) Inc. ($102,375,000)

Wells Fargo Securities, LLC ($102,375,000)

BNY Mellon Capital Markets, LLC ($39,000,000)

RBC Capital Markets, LLC ($39,000,000)

TD Securities (USA) LLC ($39,000,000)

Co-Managers:

AmeriVet Securities, Inc. ($10,563,000)

Independence Point Securities LLC ($10,562,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, CIBC World Markets Corp. toll-free at 800-282-0822, PNC Capital Markets LLC toll-free at 1-855-881-0697, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.